UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)

SILICON GRAPHICS, INC.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

827056102 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 827056102	13G	Page 2 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,453,000* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 12,453,000* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,453,000*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*	See Item 4.

CUSIP No. 827056102	13G	Page 3 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,453,000* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 12,453,000* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,453,000*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4.

CUSIP No. 827056102	13G	Page 4 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,450,384* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 12,450,384* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,450,384*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

*	See Item 4.

CUSIP No. 827056102	13G	Page 5 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,453,000* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 12,453,000* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,453,000*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4.

CUSIP No. 827056102	13G	Page 6 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard L. Grubman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,453,000* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 12,453,000* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,453,000*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4.

CUSIP No. 827056102	13G	Page 7 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands, B.W.I.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,616 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 2,616 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,616
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 827056102	13G	Page 8 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Highfields Capital II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 8,753,834* 6. SHARED VOTING POWER —0— 7. SOLE DISPOSITIVE POWER 8,753,834* 8. SHARED DISPOSITIVE POWER —0—

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,753,834*
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3%*
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

*	See Item 4.

CUSIP No. 827056102	13G	Page 9 of 18 Pages

Item 1	(a).	Name of Issuer:

Silicon Graphics, Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

1500 Crittendon Lane, Mountain View, California 94043

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital Ltd. (collectively, the “Funds”):

(i) Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

(ii) Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

(iii) Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of Highfields I and Highfields II;

(iv) Jonathon S. Jacobson, a Managing Member of Highfields GP; and

(v) Richard L. Grubman, a Managing Member of Highfields GP.

This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, B.W.I., with respect to the shares of Common Stock of the Issuer owned by Highfields Capital Ltd. (which shares of Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman); and Highfields II, a Delaware limited partnership, with respect to the shares of Common Stock of the Issuer owned by Highfields II (which shares of Common Stock are also included in the filings for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson and Mr. Grubman).

Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Mr. Grubman, Highfields Capital Ltd. and Highfields II are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates

Mr. Jacobson, Mr. Grubman and Highfields II:

c/o Highfields Capital Management

John Hancock Tower

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Address for Highfields Capital Ltd.:

c/o Goldman Sachs (Cayman) Trust, Limited

Harbour Centre, Second Floor

George Town, Grand Cayman

Cayman Islands, B.W.I.

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware

Highfields GP – Delaware

Highfields Associates – Delaware

Jonathon S. Jacobson – United States

Richard L. Grubman – United States

Highfields Capital Ltd. – Cayman Islands, B.W.I.

Highfields II – Delaware

Item 2	(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2	(e).	CUSIP Number:

827056102

Item 3.		Not applicable.

CUSIP No. 827056102	13G	Page 10 of 18 Pages

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

	(a)	Amount beneficially owned: 12,453,000 shares of Common Stock

	(b)	Percent of class: 4.7%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 12,453,000

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 12,453,000

(iv) Shared power to dispose or to direct the disposition of: —0—

For Highfields Associates LLC:

	(a)	Amount beneficially owned: 12,450,384 shares of Common Stock

	(b)	Percent of class: 4.7%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 12,450,384

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 12,450,384

(iv) Shared power to dispose or to direct the disposition of: —0—

For Highfields II:

	(a)	Amount beneficially owned: 8,753,834 shares of Common Stock

	(b)	Percent of class: 3.3%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 8,753,834

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 8,753,834

(iv) Shared power to dispose or to direct the disposition of: —0—

Shares owned and percentage calculations for each of the Reporting Persons listed above include shares of Common Stock that may be acquired upon conversion of the 6.50% Senior Secured Convertible Notes due 2009.

For Highfields Capital Ltd.:

	(a)	Amount beneficially owned: 2,616 shares of Common Stock

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 2,616

(ii) Shared power to vote or to direct the vote: —0—

(iii) Sole power to dispose or to direct the disposition of: 2,616

(iv) Shared power to dispose or to direct the disposition of: —0—

CUSIP No. 827056102	13G	Page 11 of 18 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 827056102	13G	Page 12 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2005
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By:	Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 827056102	13G	Page 13 of 18 Pages

RICHARD L. GRUBMAN

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL LTD.

By:	Highfields Capital Management LP, its
Investment Manager

By:	Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By:	Highfields Associates LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 827056102	13G	Page 14 of 18 Pages

EXHIBIT INDEX

Exhibit 1	Limited Power of Attorney.